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                                                            FORM OF EXHIBIT 5.1


             [Letterhead of Skadden, Arps, Slate, Meagher & Flom, LLP]


                                                           October 2, 1998


Great Lakes Acquisition Corp.
551 Fifth Avenue, Suite 3600
New York, New York  10176

     Re:  Great Lakes Acquisition Corp. Registration
          Statement on Form S-4 (No. 333-59541)
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Ladies and Gentlemen:

          We have acted as special counsel to Great Lakes Acquisition Corp., a Delaware corporation ("Holdings"), in connection with the public offering of $56,600,000 aggregate principal amount at maturity of the Holdings 13 1/8% Series B Senior Discount Debentures due 2009 (the "Debentures"). The Debentures are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 13 1/8% Senior Discount Debentures due 2009 of Holdings (the "Old Debentures"), and are to be governed by the Indenture, dated as of May 22, 1998 (the "Indenture"), by and among Holdings and State Street Bank and Trust Company of California, N.A., as Trustee (the "Trustee") as contemplated by the Registration Rights Agreement, dated as of May 22, 1998 (the "Registration Rights Agreement"), by and between Holdings and Donaldson, Lufkin & Jenrette Securities Corporation.

          This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

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          In connection with rendering this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 (File No. 333-59541) relating to the Exchange Offer as filed with the Securities and Exchange Commission (the "SEC") on July 21, 1998 under the Act and Amendment No. 1 thereto filed with the SEC on September 4, 1998 (such Registration Statement, as so amended, being hereafter referred to as the "Registration Statement"); (ii) an executed copy of the Registration Rights Agreement;
(iii) an executed copy of the Indenture; (iv) specimens of the certificates representing the Debentures included as exhibits to the Indenture; (v) copies, certified by the Secretary of State of the State of Delaware, of the Certificate of Incorporation of Holdings, as in effect on the date hereof
(the "Certificate"); (vi) the Bylaws of Holdings, certified by the Secretary of Holdings, as in effect on the date hereof (the "Bylaws"); and (vii) certain resolutions adopted by the Board of Directors of Holdings relating to the Exchange Offer, the issuance of the Old Notes and the Notes, the Indenture and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Holdings and such agreements, certificates of public officials, certificates of officers or other representatives of Holdings and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than Holdings, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and that each such party is validly existing and in good standing under the laws of its jurisdiction of organization, and have also assumed the due authorization by such parties, by all requisite action, corporate or other, to enter into and perform all obligations thereunder and the due execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of Holdings and others.


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          We also have assumed, with your permission, that the execution and delivery by Holdings of the Debentures and the Indenture and the performance of its obligations thereunder do not and will not violate, conflict with or constitute a breach or default under (with the passage of time or otherwise)
(i) any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which Holdings is a party or by which it may be bound, or to which any of its properties or assets is subject (except that we do not make the assumption set forth in this clause (i) with respect to the Certificate, the Bylaws, the Indenture, or the Registration Rights Agreement), (ii) any statute, law, rule or regulation to which Holdings or any of its properties may be subject (except that we do not make the assumption set forth in this clause (ii) with respect to the Delaware General Corporation Law and those statutes, laws, rules and regulations of the State of New York and the United States of America, in each case, which, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer (other than the United States federal securities laws, state securities or Blue Sky laws, antifraud laws and the rules and regulations of the National Association of Securities Dealers, Inc.), but without our having made any special investigation with respect to any other statutes, laws, rules or regulations), (iii) any order or decree of any governmental authority, or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.

          We do not express any opinion as to the laws of any jurisdiction other than the laws of the State of New York and Deleware corporate law.

          Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Debentures have been duly authorized and when duly executed by Holdings and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered upon consummation of the Exchange Offer against receipt of Old Debentures surrendered in exchange therefor in accordance with the terms of the Exchange Offer, will be valid and binding obligations of Holdings entitled to the benefits of the Indenture and enforceable against Holdings in accordance with their terms except (i) to the extent that the enforceability thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting creditors' rights


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generally and (B) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) that we do not express any opinion as to the enforceability or effect of Section 4.06 of the Indenture.

          We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.


                                   Very truly yours,












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